Exhibit 107

Calculation of Filing Fee Table

Form S-3

(Form Type)

LUCID GROUP, INC.

(Exact name of registrant as specified in its charter)

Table 1: Newly Registered and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered(1)	Proposed Maximum Offering Price Per Unit(3)	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee(4)	Carry Forward Form Type	Carry Forward File Number	Carry Forward Initial Effective Date	Filing Fee Previously Paid In Connection with Unsold Securities to be Carried Forward
Newly Registered Securities
Fees to be Paid	Equity	Class A common stock, par value $0.0001 per share (“common stock”)	Other	265,693,703(2)	$4.05	$1,076,059,497.15	0.00014760	$158,826.38
Fees Previously Paid
	Total Offering Amounts					$1,076,059,497.15		$158,826.38
	Total Fees Previously Paid							-
	Total Fee Offsets(5)							-
	Net Fee Due							$158,826.38

(1)	In the event of a stock split, stock dividend or similar transaction involving the registrant’s common stock, the number of shares registered hereby shall automatically be adjusted in accordance with Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”).

(2)	Represents an aggregate of 265,693,703 shares of common stock issued to Ayar Third Investment Company ("Ayar") pursuant to the Subscription Agreement, dated as of May 31, 2023 between the Company and Ayar.

(3)	Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) under the Securities Act. The Proposed Maximum Offering Price Per Share is based on the average of the high and low prices of the Registrant’s common stock on The Nasdaq Global Select Market on November 1, 2023.

(4)	Rounded to the nearest cent.

(5)	The Registrant does not have any fee offsets.